Exhibit 99.1

SENSEONICS HOLDINGS, INC. PROVIDES BUSINESS UPDATE and FULL YEAR 2024 FINANCIAL OUTLOOK

GERMANTOWN, Md. – June 21, 2024 –Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today announced business updates and provided its full year 2024 financial outlook.

Business Updates

•	Reaffirmed global net revenue for the first half of 2024 is expected to be $10 million, representing growth of approximately 21% compared to the first half of 2023
•	Generated over 200% more new patient starts in the US in the first half of 2024 compared to the first half of 2023
•	FDA review of the 510(k) submission for the next-generation 365-day, once a week calibration, Eversense® system currently advancing as planned to enable a fourth quarter 2024 launch
•	Initiated provider training and patient identification with Mercy Health as part of the collaboration, ahead of targeted first insertions in the third quarter of 2024 and planned acceleration in the fourth quarter of 2024

“We have been executing our business plan in the first half of 2024. Key milestones to support adoption of Eversense include increasing new patient starts, receiving the iCGM designation, submitting a 510(k) to the FDA for the 365-day Eversense system, and launching our collaboration with Mercy Health,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “The Eversense platform now sits in its strongest position of all time. We are working diligently to convert two significant growth opportunities—the anticipated launch of our 365-day product together with the new leadership at Ascensia Diabetes Care and the Mercy collaboration. We believe the prospect of delivering a CGM system to patients that can last for one year, with just one calibration per week, and the potential to make Eversense CGM + RPM a systemic solution with a health system the scale of Mercy both present the opportunity to enable transformative growth for Senseonics.”

Full Year 2024 Financial Outlook

Senseonics expects full year 2024 global net revenue to be in the range of $22 million to $24 million. The full year 2024 financial outlook assumes more than doubling the U.S. new patient starts and increasing the global installed base by approximately 50% in 2024 compared to 2023. Inventory dynamics associated with the 365-day product launch are expected to impact third quarter product sales, with sales expected to accelerate in the fourth quarter based on 365-day product sales and the Mercy collaboration. Cash utilization in 2024 is expected to be consistent with 2023 at approximately seventy million dollars.

Business Update and Analyst Event Webcast Information:

Company management will host a business update and analyst event at 10:00 am (Eastern Time) on Sunday, June 23, 2024. Interested parties may access a live and recorded webcast of the presentation on the “Investor Relations” section of the company’s website at www.senseonics.com.

About Senseonics

Senseonics Holdings, Inc. (“Senseonics”) is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics’ CGM system Eversense® E3 includes a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user’s smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue and patient start projections and sales expectations under “Full Year 2024 Financial Outlook”, statements regarding the integration of the Eversense CGM and the Eversense RPM solution within the Mercy health care system and the potential impact of the program, the adoption and growth of Eversense, statements regarding expected regulatory approvals and timing of the potential commercial launch of the 365-day product, and other statements containing the words "believe," “expect,” “anticipate,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the execution of the independent business unit of Ascensia Diabetes Care, the Company’s commercialization partner for Eversense, and other commercial initiatives, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties inherent in the development and registration of new technology and solutions, uncertainties inherent in finalizing integration and commercial terms with new partners and other third parties, uncertainties inherent in the ongoing commercialization of the Eversense product and the expansion of the Eversense product and a new RPM solution, uncertainties relating to the current economic environment and such other factors as are set forth in the risk factors detailed in Senseonics' Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, the Annual Report on Form 10-K for the year ended December 31, 2023, and Senseonics' other filings with the SEC under the heading "Risk Factors." In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact

Philip Taylor

Gilmartin Group

415-937-5406

Investors@senseonics.com